Exhibit 10.35
PlanetOut Inc.
Description of Management Retention and Severance Plan adopted January 11, 2008
     On January 11, 2008, our Board of Directors adopted a retention and severance plan for certain of our management staff (the “Plan”), including our Interim Chief Financial Officer and our Chief Technology Officer. The retention component of the Plan provides for certain cash payments if the eligible participant remains with us through December 31, 2008 (or a pro rata portion thereof if such participant is terminated without cause prior to that date). In addition, the severance component of the Plan provides for certain cash payments in the event of termination without cause at any time, unless the participant receives employment or an offer of employment from a successor to us. Under the Plan, our Interim Chief Financial Officer is entitled to receive a retention amount of up to $100,000 in addition to his previously disclosed compensation, a portion of which may be payable to the executive services firm with which we contracted for his services. The contract with the executive services firm requires us to provide thirty days’ notice prior to termination of the engagement, but requires no other severance payments. Our Chief Technology Officer is entitled to receive a retention amount of up to $50,000 under the Plan in addition to the compensation and severance amounts contained in his previously disclosed employment agreement. Our Chief Executive Officer is not participating in the Plan and the terms of our Chief Executive Officer’s previously disclosed employment agreement remain unchanged. We estimate that the adoption of the Plan, including both the retention and the severance components, may result in an additional expense to us in the range of approximately $500,000 to a maximum of approximately $1.3 million. The actual amounts will depend on numerous factors outside of our control, such as whether the eligible participants choose to remain with us, the timing and nature of any transaction resulting in a change of control and whether an acquirer chooses to retain the participant employees or to assume the Plan and may ultimately be lower than the range listed above. We believe that providing these incentives is important to preserving the value of our businesses while we evaluate our strategic alternatives. The Plan provides that if a successor to us assumes the Plan with respect to transitioning employees, our obligations under the Plan with respect to such employees would terminate.